AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATLAS TECHNOLOGY INTERNATIONAL, INC.

Atlas Technology International, Inc., a Delaware corporation (the “Corporation:), does hereby certify that:

1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2014 under the name Sweats & Treats, Inc. (the “Certificate of Incorporation”).

2. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 19, 2019 pursuant to which the Corporation changed its name from Sweats & Treats, Inc. to Atlas Technology International, Inc.

3. This Amended and Restated Certificate of Incorporation of the Corporation amends and restates the Certificate of Incorporation of the Corporation, as amended and was duly adopted in accordance with the provision of Section 242 and 245 of the Delaware General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provision of Section 228 of the Delaware General Corporation Law. The resolution setting forth this Amended and Restated Certificate of Incorporation is as follows:

ARTICLE I

The name of the Corporation is Atlas Technology International, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, in the county of New Castle and the name of the registered agent as such address is the Vcorp Services, LLB.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

ARTICLE IV

The total number of shares of all classes that the Corporation has authority to issue is 100,000,000 shares of voting common stock, $0.00001 par value per share and 1,000,000 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. Subject to compliance with applicable protective and voting rights provisions that have been granted to outstanding series of Preferred Stock in a Certificate of Designation or this Amended and Restated Certificate of Incorporation,

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the Board of Directors of this corporation is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of this corporation originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series unless a vote of the holders of such series is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class af Preferred Stock of the Corporation.

A. CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

l. DESIGNATION. — Ten thousand (10,000) shares of Series A Preferred Stock, par value $0.00001 per share, are authorized pursuant to the Corporation's Amended and Restated Certificate of Incorporation (the "Series A Preferred Stock" or "Series A Preferred Shares").

2. ISSUANCE AND PRICE.

(a) Shares of Series A Preferred Stock may only be issued to statutory officers, members of the Board of Directors and employees of, or consultants to, the Corporation, or as determined by a unanimous vote of the Board of Directors (collectively, "Qualified Persons").

(b) Each share of Series A Preferred Stock has an issuance price of U.S.$1,000 (one thousand U.S. dollars). The issuance price may be changed at any time by a unanimous vote of the Board of Directors without an amendment to this Certificate of Designation. Consideration accepted as payment for Series A Preferred Shares shall include cash, and any other consideration as determined by the Board of Directors.

3. CONVERSION RIGHTS.

(a) Shares of Series A Preferred Stock shall have no conversion rights until six months from the date of issuance, and then shall have conversion rights as specified in paragraph (b) below.

(b) Each share of Series A Preferred Stock may be converted at the sole election of the holder, at any time beginning six months from the date of its issuance into shares of the Common Stock according to the following formula:

The total number of issued and outstanding shares of the Common Stock at time of conversion ("Issued Common") plus the total number of issued and outstanding shares of the Series B Preferred Stock at time of conversion ("Issued B") plus the total number of issued and outstanding shares of the Series C Preferred Stock at time of conversion ("Issued C").

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The above three figures, after being added together, is multiplied by two, then divided by the number of issued and outstanding shares of Series A Preferred Stock at time of conversion ("Issued A").

The formula in symbols:

(Issued Common + Issued B + Issued C) x 2/Issued A= number of shares common stock issuable upon conversion of each share of Series A Preferred Stock

(c) Following receipt by the Corporation's duly appointed transfer agent of a notice of conversion to Common Stock from the holder, together with the holder's stock certificate(s) evidencing the Series A Preferred Stock to be converted, the Corporation's transfer agent shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued, if appropriate, with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred or sold unless it is so registered, or an exemption from registration is available. The shares of Common Stock shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless the holder assigns such shares to another person or entity and, in the opinion of counsel to the Corporation, such issuance to another person or entity can be made in compliance with applicable securities laws.

(d) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the conversion date, such converted shares of the Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(e) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series A Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the will increase the authorized number of shares of Common Stock sufficient to allow for such conversion.

4. DIVIDENDS. — The shares of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion, except that, upon any declaration of a dividend, eighty percent (80%) of the total aggregate value of the dividend shall be distributed to the shares of the Series A Preferred Stock,

5. VOTING RIGHTS.

(a) For matters in which Delaware law restricts voting only to those shares of this series of Preferred Stock, or only to the shares of the Preferred Stock class as a whole, each share of Series A Preferred Stock shall have five million (5,000,000) Votes.

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(b) For all other matters in which shares of Series A Preferred Stock are legally allowed to vote, the voting rights are as follows:

i. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to eighty percent (80%) of the voting rights of the entire Corporation.

ii. Each share of Series A Preferred Stock which is issued and outstanding shall have the voting rights equal to eighty percent (80%) of the voting rights of the entire Corporation, divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of voting.

6. LIQUIDATION RIGHTS. — Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other series or class of stock, ninety percent (90%) of the assets of the Corporation, or liquidated value thereof, which remain after any legally obligated payments are made by the Corporation, shall be distributed to the holders of the Series A Preferred Stock, with each holder receiving their respective pro rata share of such assets, or liquidated value thereof.

7. CALL (REDEMPTION) PROVISION. — Shares of Series A Preferred Stock are not callable (redeemable).

8. SENIORITY (RANK), — For any purpose other than those specifically delineated in Sections A. I — A.7 above, the Series A Preferred Stock Class shall have seniority, priority and rank over all other classes and series of stock.

9. SEVERABILITY OF PROVISIONS. — Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

10. AMENDMENTS. — The provisions of Series A Preferred Stock Class (Sections A. 1 — A.10 of this Certificate of Designations) may not be amended without the unanimous vote of the Board of Directors and a majority of the shares of the outstanding Series A Preferred Stock.

B. CERTIFICATE OF DESIGNATION, SERIES B PREFERRED STOCK

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1. DESIGNATION. — Two hundred fifty thousand (250,000) shares of Series B Preferred Stock, par value $0.00001 per share, are authorized pursuant to the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Series B Preferred Stock").

2. PRICE. — The issuance price per share of Series B Preferred Stock shall be equal to one thousand dollars (US$1,000). The issuance price may be changed at any time by a majority vote of the Board of Directors without an amendment to this Certificate of Designation. Consideration accepted as payment for Series B Preferred Shares shall include cash, and any other consideration as determined by the Board of Directors.

3. SENIORITY (RANK). — For any purpose other than those specifically delineated in Sections B.4 — B,12 below, the Series B Preferred Stock class shall have seniority, priority and rank over all other classes and series of stock except the Series A Preferred Stock class.

4. DIVIDENDS. — The holders of the Series B Preferred Stock shall not be entitled to receive dividends.

5. CALL (REDEMPTION). — Beginning 36 months from the date of issuance (the "Maturity Date"), the Corporation may, at any time, redeem for cash (the "Call") any and/or all of such issued shares of the Series B Preferred Stock, which cash redemption shall consist of a cash payment of 115% of the price paid per share,

6. PRE-EMPTION OF THE CALL. — Upon receipt of a notice by the Corporation to Call, each holder of Series B Preferred Stock shall have the right to convert his/her/its shares to common shares, so long as he/she/it elects to do so within the prescribed conversion process, as described in the notice.

7. CONVERSION RIGHTS.

(a) Each share of Series B Preferred Stock may be convertible, at any time by the respective holder, into the number of shares of the Corporation's Common Stock, equal to the price paid for the share of Series B Preferred Stock, divided by $0.001. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s' stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Following receipt by the Corporation's duly appointed transfer agent of a notice of conversion to Common Stock from the holder, together with the holder’s stock certificate(s) evidencing the Series B Preferred Stock to be converted, the Corporation 's transfer agent shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued, if appropriate, with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred or sold unless it is so registered, or an exemption from registration is

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available. The shares of Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless the holder assigns such shares to another person or entity and, in the opinion of counsel to the Corporation, such issuance to another person or entity can be made in compliance with applicable securities laws.

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the conversion date, such converted shares of the Series B Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(d) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to allow for such conversion.

8. LIQUIDATION PREFERENCE. — In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature: an amount up to $1,000 per share before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock except Series A Preferred Stock. The entire assets of the Corporation available for distribution after the liquidation preferences of the Series A Preferred Stock are fully met shall be distributed ratably among the holders of the Series B Preferred Stocks up to a maximum of $1,000 per share. Neither an acquisition by, nor a consolidation or merger of the Corporation with, another corporation — even if the Corporation is the non-surviving entity — nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

9.  VOTING RIGHTS. — No voting rights attach to the Series B Preferred Stock.

10. STATUS OF ACQUIRED SHARES. — Shares of Series B Preferred Stock called (redeemed) by the Corporation, will be restored to the status of authorized but unissued shares of Series B Preferred Stock.

11. PROTECTION PROVISIONS. — so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of a majority Of the holders: (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock; ar (c) increase the authorized number of shares of Series B Preferred Stock.

12. SEVERABILITY OF PROVISIONS. — Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall

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 be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

C. CERTIFICATE OF DESIGNATION, SERIES C PREFERRED STOCK

1.  DESIGNATION. — Two hundred fifty thousand (250,000) shares of Series C Preferred Stock, par value $0.00001 •per share, are authorized pursuant to the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Series C Preferred Stock").

2.  PRICE. — The issuance price per share of the Series C Preferred Stock shall be equal to one thousand dollars (US$1,000). The issuance price may be changed at any time by the Board of Directors without an amendment to this Certificate of Designation. Consideration accepted as payment for Series C Preferred Shares shall include cash, and any other consideration as determined the Board of Directors.

3. SENIORITY (RANK). — For any purpose other than those specifically delineated in Sections C.4 — C. 12 below, the Series C Preferred Stock Class shall have seniority, priority and rank over all other classes and series of stock except the Series A and Series B Preferred Stock.

4. DIVIDENDS. — The holders of the Series C Preferred Stock shall not be entitled to receive dividends.

5. CALL (REDEMPTION). — Beginning 36 months from the date of issuance (the "Maturity Date"), the Corporation may, at any time, redeem for cash (the "Call") any and/or all of such issued shares of the Series C Preferred Stock, which cash redemption shall consist of a cash payment of 115% of the price paid per share.

6. PRE-EMPTION OF THE CALL. — Upon receipt of a notice by the Corporation to Call, each holder of Series C Preferred Stock shall have the right to convert his/her/its shares to common shares so long as he/she/it elects to do so within the prescribed conversion process, as described in the notice.

7. CONVERSION RIGHTS.

(a) Each share of Series C Preferred Stock may be convertible, at any time by the respective holder, into the number of shares of the Corporation's Common Stock, equal to the price paid for the share of Series C Preferred Stock divided by $0.01. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series C Preferred Stock of the holder's intention to convert the shares of Series C Stock, together with the holder's stock certificate or certificates evidencing the Series C Preferred Stock to be converted.

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(b) Following receipt by the Corporation's duly appointed transfer agent of a notice of conversion to Common Stock from the holder, together with the holder's stock certificate(s) evidencing the Series C Preferred Stock to be converted, the Corporation's transfer agent shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued, if appropriate, with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred or sold unless it is so registered, or an exemption from registration is available. The shares of Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless the holder assigns such shares to another person or entity and- in the opinion of counsel to the Corporation, such issuance to another person or entity can be made in compliance with applicable securities laws.

(c) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the conversion date, such converted shares af the Series C Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(d) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than ate authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to allow for such conversion.

8. LIQUIDATION PREFERENCE. — In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount up to $ 1,000 per share before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock except Series A Preferred Stocks The entire assets of the Corporation available for distribution after the liquidation preferences of the Series A Preferred Stock and the Series B Preferred Stock are fully met, shall be distributed ratably among the holders of the Series C Preferred Stock, up to a maximum of $1 ,000 per share. Neither an acquisition by, nor a consolidation or merger of the Corporation with, another corporation — even if the Corporation is the non-surviving entity — nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

9. VOTING RIGHTS. — No voting rights attach to the Series C Preferred Stock.

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10. STATUS OF ACQUIRED SHARES — Shares of Series C Preferred Stock called (redeemed) by the Corporation, will be restored to the status of authorized but unissued shares of Series C Preferred Stock.

11. PROTECTION PROVISIONS. — so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of a majority of the holders: (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series C Preferred Stock; or (c) increase the authorized number of shares of Series C Preferred Stock.

12. SEVERABILITY OF PROVISIONS. — Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

ARTICLE V

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director: except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit If the DGCL is amended after the effective date of this Restated and Amended Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DOCL, as so amended.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify each person who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which each such indemnified person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on August 16, 2016.

ATLAS TECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Ming-Shu Tsai
Name:	Ming-Shu Tsai, Co-CEO

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